UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Annual Period Ended December 31, 2025

GROUNDFLOOR YIELD, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11411

Georgia	46-3414189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Peachtree St. NE, Suite 1104-400 Atlanta, GA (Address of principal executive offices)	30361 (Zip Code)

(404) 850-9225
Registrant’s telephone number, including area code

PROMISSORY NOTES
(Title of each class of securities issued pursuant to Regulation A)

Groundfloor YIELD, LLC.

form 1-k

Fiscal Year Ending 2024

March 31, 2026

DESCRIPTION OF THE COMPANY’S BUSINESS

We incorporate by reference the section titled “Description of the Company’s Business,” filed on Form 1-A dated June 23, 2025 and qualified June 25, 2025. Please see this filing on EDGAR.

MANAGEMENT DISCUSSION AND ANALYSIS

See section titled “Management Discussion and Analysis” below.

Directors and officers

We incorporate by reference the section titled “Management” filed on Form 1-A dated June 23, 2025 and qualified June 25, 2025. Please see this filing on EDGAR.

Security ownership of management and certain securityholders

We incorporate by reference the section titled “Principal Shareholders,” filed on Form 1-A dated June 23, 2025 and qualified June 25, 2025. Please see this filing on EDGAR.

Interest of management and others in certain transactions

We incorporate by reference the section titled “Related Party Transactions,” filed on Form 1-A dated June 23, 2025 and qualified June 25, 2025. Please see this filing on EDGAR.

Other information

We do not have other information to disclose under Item 6 of Form 1-K.

GROUNDFLOOR YIELD, LLC

Consolidated Financial Statements

As of December 31, 2025 and 2024, and

for the years ended December 31, 2025 and 2024

Groundfloor Yield, LLC

Report of Independent Auditor

To the Board of Directors

Groundfloor Yield, LLC

Atlanta, Georgia

Opinion

We have audited the accompanying consolidated financial statements of Groundfloor Yield, LLC and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, member’s equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company does not have sufficient capital to fund operations, resulting in substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Atlanta, Georgia

March 31, 2026

GROUNDFLOOR YIELD, LLC

Consolidated Balance Sheets

	December 31,
	2025	2024
Assets
Current assets:
Restricted cash	$15,530,962	$63,796,587
Residual interest receivable	44,784,322	19,329,563
Interest receivable	1,553,152	419,108
Short-term intercompany receivable	43,561,197	12,123,427
Total current assets	105,429,633	95,668,685
Long-term intercompany receivable	12,407,205	2,696,000
Total assets	$117,836,838	$98,364,685
Liabilities and Member’s Equity (Deficit)
Current liabilities:
Accrued interest payable	$1,553,152	$419,108
Related party payable	210,723	163,778
Short-term notes payable	98,304,300	95,249,577
Total current liabilities	100,068,175	95,832,463
Long-term notes payable	12,407,205	2,696,000
Total liabilities	112,475,380	98,528,463
Member’s equity:
Member’s capital	100	100
Member’s equity (deficit)	5,361,358	(163,878)
Member’s equity (deficit)	5,361,458	(163,778)
Total liabilities and member’s equity	$117,836,838	$98,364,685

See accompanying notes to consolidated financial statements

GROUNDFLOOR YIELD, LLC

Consolidated Statements of Operations

	Year Ended December 31,
	2025	2024
Net interest income:
Interest income	$13,832,894	$8,164,754
Interest expense	(8,260,713)	(8,164,754)
Net interest income	5,572,181	-
Net revenue	5,572,181	-
Gross Profit	5,572,181	-
Operating expense:
General and administrative	46,945	22,071
Total operating expense	46,945	22,071
Income (loss) from operations	5,525,236	(22,071)
Net income (loss)	$5,525,236	$(22,071)

See accompanying notes to consolidated financial statements

GROUNDFLOOR YIELD, LLC

Consolidated Statements of Member’s Equity (Deficit)

		Member’s	Total
	Member’s	Equity	Member’s Equity
	Capital	(Deficit)	(Deficit)
Member’s deficit as of December 31, 2023	$100	$(141,807)	$(141,707)
Net loss	-	(22,071)	(22,071)
Member’s deficit as of December 31, 2024	$100	$(163,878)	$(163,778)
Net income	-	5,525,236	5,525,236
Member’s equity as of December 31, 2025	$100	$5,361,358	$5,361,458

See accompanying notes to consolidated financial statements

GROUNDFLOOR YIELD, LLC

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net income (loss)	$5,525,236	$(22,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Interest receivable	(1,134,044)	(235,237)
Accrued interest payable	1,134,044	235,327
Related party payable	46,945	22,071
Residual interest receivable	(25,454,759)	(19,329,563)
Short-term intercompany receivable	(38,309,842)	26,710,554
Long-term intercompany receivable	(12,407,205)	-
Class A notes receivable held for sale	-	56,415,596
Net cash flows from operating activities	(70,599,625)	63,796,587
Cash flows from investing activities
Payments to Groundfloor Holdings	(330,428,702)	(332,994,270)
Proceeds from Groundfloor Holdings	339,996,774	327,652,722
Net cash flow from investing activities	9,568,072	(5,341,548)
Cash flows from financing activities
Proceeds from Stairs Notes	330,428,702	332,994,270
Repayments of Stairs Notes	(339,996,774)	(327,652,722)
Proceeds from long-term notes	12,407,205	-
Proceeds from short-term notes	9,926,795	-
Net cash flows from financing activities	12,765,928	5,341,548
Net increase in cash and restricted cash	(48,265,625)	63,796,587
Cash and restricted cash as of beginning of the year	63,796,587	-
Cash and restricted cash as of end of the year	$15,530,962	$63,796,587

	Year Ended December 31,
	2025	2024
Supplemental disclosure of noncash investing and financing activities:
Class A notes receivable assigned from GF Mortgage Trust	$62,063,000	$56,415,596

 See accompanying notes to consolidated financial statements

GROUNDFLOOR YIELD, LLC

Notes to the Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Groundfloor Yield, LLC (the “Company”), a Georgia limited liability company formed on April 10, 2020. The Company is a wholly-owned subsidiary of Groundfloor Finance Inc. (“Groundfloor”, “Parent”), a Georgia Corporation. The Company has a wholly-owned subsidiary, Groundfloor Depositor, LLC.

Groundfloor Yield, LLC was created for the purpose and primary business function of issuing short-term secured promissory notes to accredited and non-accredited investors (“Investors”), referred to as “Groundfloor Notes”. The Company also facilitates the selling of real estate loans receivable that serve as collateral for securitizations from the Parent. Groundfloor Depositor, LLC was created to acquire real estate loans receivable for inclusion in securitizations from the Parent.

Stairs Notes are offered to Investors on a smartphone application (the “Mobile App”), which is owned and operated by the Parent. Funds from the sale of Stairs Notes are transferred to Groundfloor or one of its wholly-owned subsidiaries, for use in originating and servicing loans.

Stairs Notes are secured by a first-priority security interest in the assets of the Company, which consists principally of the intercompany receivables owed to the Company from Groundfloor.

Basis of Presentation and Liquidity

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company. The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses. During 2025, the Company recognized interest income from the residual interest receivable it holds. Prior to 2025, the Company had not earned any revenue.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations. There is substantial doubt that the Company will continue as a going concern for at least one year following the date these consolidated financial statements were issued without additional financing.

Management intends to fund operations by capital obtained from Groundfloor. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or Groundfloor.

The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainties described in the consolidated financial statements. In addition, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. In developing estimates and assumptions, management uses all available information; however, actual results could materially differ from those estimates and assumptions.

GROUNDFLOOR YIELD, LLC

Notes to Consolidated Financial Statements (continued)

Consolidation of Variable Interest Entities

The determination of whether to consolidate a Variable Interest Entity (“VIE”) in which the Company holds a variable interest requires a significant amount of analysis and judgment regarding whether the company is the primary beneficiary of the VIE due to the company holding a controlling financial interest in the VIE. A controlling financial interest in a VIE exists if the company has both the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance and a potentially significant economic interest in the VIE. The determination of whether an entity is a VIE considers factors, such as (i) whether the entity’s equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support and (ii) whether a holder’s equity investment at risk lacks any of the following characteristics of a controlling financial interest: the direct or indirect ability through voting rights or similar rights to make decisions about a legal entity’s activities that have a significant effect on the entity’s success, the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the legal entity. The Company is required to reconsider its evaluation of whether to consolidate a VIE each reporting period, based upon changes in the facts and circumstances pertaining to the VIE.

Segment Reporting

The Company operates and manages its business as one reportable and operating segment, which has been identified based on how the chief operating decision maker, the Chief Executive Officer, manages the business, makes operating decisions, and evaluates operating performance. Therefore, the measures of segment revenue, net loss, and total assets are the same as the consolidated and do not require reconciliation. Furthermore, due to the limited operations of the Company, there are no expense categories, other than those presented in the accompanying Consolidated Statement of Operations, that are regularly reviewed by the CODM requiring disclosure.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. The Company had no cash or cash equivalents as of December 31, 2025, or December 31, 2024. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Restricted Cash

Included in the accompanying Consolidated Balance Sheets as of December 31, 2025 and 2024 is restricted cash of $15,530,962 and $63,796,587, respectively. These balances represent funds received in exchange for the loans to developers transferred to Groundfloor Mortgage Trust (“Issuer”) which serve as collateral for the Class A Notes Payable issued by the parent company, as well as loan repayments collected to serve as Class A Notes repayments. Refer to Note 2: Variable Interest Entities for more detail.

Residual Interest Receivable

Residual interest receivable represents the overcollateralization of loans receivable from the parent related to the bond offerings. As of December 31, 2025 and 2024, the Company had $44,784,322, and $19,329,563, of residual interest receivable from Groundfloor Finance, Inc., respectively. During the year, the Company earned interest on its residual interest in the bond offerings. For the year ended December 31, 2025, the Company recorded $5,572,181 of interest income related to its residual interest receivable, recorded within “Interest income” in the Company’s Consolidated Statement of Operations.

Stairs Notes

The Company entered into various secured promissory notes, (“Stairs Notes”), with Investors during the years ended December 31, 2025, and December 31, 2024. The Stairs Notes are issued and secured by the assets of the Company. Investors in Stairs Notes do not directly invest in Loans held by the Company; rather, the Stairs Notes are general obligations of the Company, and the proceeds thereof can be used at the discretion of the business as business needs change. The Stairs Notes generated by the Mobile App remain on the consolidated balance sheet of the Company for the life of the note, and they accrue interest during this time. Once the Stairs Note’s term is over, both principal and accrued interest earned on the investment are automatically reinvested into another Stairs Note. This cycle continues until the Investors choose to remove their funds from the application. If Investors elect to remove their funds prior to the maturity date of the Stairs Note, the interest earned on that Stairs Note is forfeited.

GROUNDFLOOR YIELD, LLC

Notes to Consolidated Financial Statements (continued)

During the years ended December 31, 2025 and 2024, there were a total of 59 and 106 notes entered into by Investors, respectively, each with a stated interest rate of 4% to 10% and term of 5 days to 24 months. The principal sum of $88,377,505 and $95,249,577 remained outstanding as of December 31, 2025 and 2024, respectively, and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. The principal sum of $0 and $2,696,000 remained outstanding as of December 31, 2025 and 2024, respectively, and is presented in “Long-term notes payable” on the Company’s Consolidated Balance Sheets.

Interest paid to investors totaled $7,126,669 and $7,929,427 for the years ended December 31, 2025 and 2024, respectively. “Interest income” recorded on “Intercompany receivables” was $13,832,894 and $8,164,754 for the years ended December 31, 2025 and 2024, respectively. Additionally, “Interest expense” incurred on “Notes payable” was $8,260,713 and $8,164,754 for the years ended December 31, 2025 and 2024, respectively. Interest receivable, presented within “Interest receivable” in the Company’s Consolidated Balance Sheets, was $1,553,152 and $419,108 at December 31, 2025 and 2024, respectively. Accrued interest payable, presented within “Accrued interest payable” in the Company’s Consolidated Balance Sheets, was $1,553,152 and $419,108 at December 31, 2025 and 2024, respectively.

Intercompany Receivable

Cash received from Investors through the issuance of Stairs Notes is transferred to Groundfloor or one of its wholly-owned subsidiaries, therefore creating an intercompany receivable equal to the amount of cash invested in the Groundfloor and Stairs Notes. It is the responsibility of Groundfloor to repay the Company the amount equal to accrued interest at the conclusion of the Stairs Notes’ term. Upon repayment of intercompany receivables and interest, the Company will reinvest the combined funds into the next available Stairs Note or remit payment of the Stairs Note and the related earned interest to the Investor, should the Investor request to withdraw funds. The principal of $43,561,197 and $12,123,427 remained outstanding as of December 31, 2025 and 2024, respectively, and is presented in “Short-term intercompany receivable” on the Consolidated Balance Sheets. The principal of $12,407,205 and $2,696,000 remained outstanding as of December 31, 2025 and 2024, respectively, and is presented in “Long-term intercompany receivable” on the Consolidated Balance Sheets.

Member’s Equity

Groundfloor is the sole member (“Member”) of the Company. Groundfloor contributed cash of $100 to the Company but has no further obligations to make any further capital contributions to the Company.

The business of the Company shall be managed by a manager who shall be appointed from time to time by the Member. The initial manager of the Company is Groundfloor. Liability to the Company by the manager is limited to those items provided for in the Georgia Limited Liability Company Act.

Income Taxes

Under current United States (“U.S.”) income tax laws, the taxable income or loss of a limited liability company is reported in the income tax returns of the members. Accordingly, no provision for U.S. federal or state income taxes is reflected in the accompanying consolidated financial statements.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

GROUNDFLOOR YIELD, LLC

Notes to Consolidated Financial Statements (continued)

Related Party Transactions

The Company intends to finance its operations through funds received from Groundfloor.

The Company will reimburse Groundfloor for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include Groundfloor overhead, employee costs borne by Groundfloor, utilities or technology costs. Groundfloor incurred $46,945 and $22,071 of costs on the Company’s behalf during the years ended December 31, 2025, and 2024, respectively. As of December 31, 2025 and 2024, $210,723 and $163,778 were due and payable to Groundfloor, respectively.

Groundfloor Loans 2, LLC

In 2025, The Company issued a note payable to Groundfloor Loans 2, LLC in the amount of $22,334,000. The note will make payments of interest and principal beginning in January 2026 through its maturity date of January 2028. The note bears a variable interest rate and had an interest rate of 10% as of December 31, 2025. As of December 31, 2025, $22,334,000 was outstanding; $9,926,795 within “Short-term notes payable”, and $12,407,205 within “Long-term notes payable” in the Company’s Consolidated Balance Sheet. For the year ended December 31, 2025, the Company recognized interest expense of $1,040,000 related to this note. As of December 31, 2025, the Company had accrued interest payable of $1,040,000 related to this note.

NOTE 2:	VARIABLE INTEREST ENTITIES AND CLASS A NOTES RECEIVABLE

In December 2024, the Parent completed the issuance of $57,986,000 Class A mortgage-backed notes (“Class A Notes”) through a newly created entity, Groundfloor Mortgage Trust (“Issuer”).

Under the provisions of ASC 810, Consolidation, we have determined that the Issuer is a VIE for which the Company is not the primary beneficiary. The Company records its investment in this entity through the residual interest receivable in the Company’s Consolidated Balance Sheet.

In connection with this Class A Notes issuance, the Company contributed loans to the Issuer with a carrying value of $77,315,563, which serve as collateral to the Class A Notes. In exchange, the Company received Class A Notes of $57,986,000 and a residual interest receivable of $19,329,563. Simultaneously, the Class A Notes were sold to a third party in exchange for cash of $57,986,000. The Parent holds the responsibility to repay the 2024 Class A Note holders. The Company will collect repayments on loans that are collateral of the 2024 Class A Notes and remit those repayments to the Issuer. The underlying loans have maturity dates through October 2025. In December 2025, the Parent repaid the Class A notes in full.

In May 2025, the Company completed the issuance of $62,063,000 Class A mortgage-backed notes (“2025 Class A Notes”) through a newly created entity, Groundfloor Mortgage Trust 2025-1, LLC (“2025-1 Issuer”).

Under the provisions of ASC 810, Consolidation, we have determined that the 2025-1 Issuer is a VIE for which the Company is not the primary beneficiary. The Company records its investment in this entity through the residual interest receivable in the Company’s Consolidated Balance Sheet.

In connection with the 2025 Class A Notes issuance, the Company contributed loans to the 2025-1 Issuer with a carrying value of $82,751,253, which serve as collateral to the 2025 Class A Notes. In exchange, the Company received 2025 Class A Notes for $62,063,000 and a residual interest receivable of $20,688,253. Simultaneously, the 2025 Class A Notes were sold to a third party in exchange for cash of $62,063,000. The Parent holds the responsibility to repay the 2025 Class A Note holders. The Company will collect repayments on loans that are collateral of the 2025 Class A Notes and remit those repayments to the Issuer. The underlying loans have maturity dates through September 2026.

As of December 31, 2025, the Company’s maximum potential loss in unconsolidated VIEs is $44,784,322.

GROUNDFLOOR YIELD, LLC

Notes to Consolidated Financial Statements (continued)

NOTE 3:	SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 31, 2026, the date the consolidated financial statements were available to be issued, and determined that there were no events which have occurred, that would require adjustment to or disclosure in these consolidated financial statements.

In February 2026, the Company completed the issuance of $56,250,000 Class A mortgage-backed notes (“2026-1 Class A Notes”) through a newly created entity, Groundfloor Mortgage Trust 2026-1 (“2026-1 Issuer”). The 2026-1 Class A Notes have a stated maturity date of May 2029 and are secured by the underlying Loans of the 2026-1 Issuer. The interest rate on the 2026-1 Class A Notes is 6.193% and payments on the 2026-1 Class A Notes are made on the 25th of each month beginning in March 2026. The stated final payment date of the Notes will be in May 2029.

Summary Financial Information

The Statements of Operations data set forth below with respect to the fiscal years ended December 31, 2025 and 2024 are derived from, and are qualified by reference to, the audited Financial Statements and should be read in conjunction with those audited Financial Statements and Notes thereto.

YIELD

Fiscal Years Ended December 31, 2025 and 2024

Results of Operations

Summary Financial Information

The statements of operations data for Groundfloor Yield, LLC. (“Company”) set forth below with respect to the fiscal years ended December 31, 2025, and December 31, 2024, are derived from, and are qualified by reference to, the audited Financial Statements and should be read in conjunction with those audited Financial Statements and Notes thereto, as well as the audited Consolidated Financial Statements and Notes thereto for Groundfloor Finance, Inc. (“Groundfloor”, “Parent”), our parent and sole member and manager.

	Year Ended December 31,
	2025	2024
Net interest income:
Interest income	$13,832,894	$8,164,754
Interest expense	(8,260,713)	(8,164,754)
Net interest income	5,572,181	-
Net revenue	5,572,181	-
Gross Profit	5,572,181	-
Operating expense:
General and administrative	46,945	22,071
Total operating expense	46,945	22,071
Income (loss) from operations	5,525,236	(22,071)
Net income (loss)	$5,525,236	$(22,071)

In our audited Financial Statements for the year ended December 31, 2025, our auditors expressed in their opinion substantial doubt about our ability to continue as a going concern. Since the inception of Groundfloor Yield, LLC and our parent company Groundfloor Finance, Inc., the Company has financed its operations through debt and equity financings. The Company intends to continue financing its activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

Net Revenue

Net revenue for the years ended December 31, 2025, and 2024, was $5,572,181 and $0, respectively. The Company issued 59 and 106 Stairs Notes during the years ended December 31, 2025, and 2024, respectively. Interest income is earned on intercompany receivables between the Company and Parent, which is equal to the interest expense incurred on Stairs Notes issued to third-party investors.

General and Administrative Expense

General and administrative expense for the years ended December 31, 2025, and 2024 was $46,945 and $22,071, respectively. General and administrative expenses historically represents all regulatory, legal, and filing expenses incurred by the Company.

Net (Loss) Income

Net income for the year ended December 31, 2025 was $5,525,236 and net loss for the year ended December 31, 2024 was $22,071.

Liquidity and Capital Resources

The audited Financial Statements included herein have been prepared assuming that Groundfloor Yield LLC will continue as a going concern. The audited Financial Statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Groundfloor Yield LLC be unable to continue as a going concern.

The Company has member’s equity of $5,361,458 as of December 31, 2025, and member’s deficit of $163,778 as of December 31, 2024. Since our inception, the Company has financed its operations through debt and equity financing from various sources. The Company is dependent upon raising additional capital or seeking additional equity financing to fund its current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the Year Ended December 31,
	2025	2024
Operating activities	$(70,599,625)	$63,796,587
Investing activities	9,568,072	(5,341,548)
Financing activities	12,765,928	5,341,548
Net (decrease) in cash	$(48,265,625)	$63,796,587

Net cash used in operating activities for the year ended December 31, 2025 was $70.6 million. Net cash provided by operating activities for the year ended December 2024 was $63.8. Net cash flows provided by (used in) operating activities primarily represents the transfer of cash from the proceeds of the issuance of Class A notes to the Parent, offset by cash received from the payoff of loans related to Class A notes.

Net cash provided by investing activities for the year ended December 31, 2025 was $9.6 million. Net cash used in investing activities for the year ended December 31, 2024 was $5.3 million. Net cash provided by (used in) investing activities primarily represents disbursements made to Groundfloor offset by proceeds received from repayments by Groundfloor.

Net cash provided by financing activities for the years ended December 31, 2025 and 2024, was $12.8 million and $5.3 million, respectively. Net cash provided by financing activities primarily represents proceeds from the issuance of Stairs Notes to investors offset by repayments of Stairs Notes to investors.

In December 2024, the Parent completed the issuance of $57,986,000 Class A mortgage-backed notes (“Class A Notes”) through a newly created entity, Groundfloor Mortgage Trust (“Issuer”). In connection with this Class A Notes issuance, the Company contributed loans to the Issuer which serve as collateral to the Class A Notes and received Class A Notes of $57,986,000 and a residual interest receivable of $19,329,563. Simultaneously, the Class A Notes were sold to a third party in exchange for cash of $57,986,000. The Parent holds the responsibility to repay the Class A Note holders. The Company will collect repayments on loans that are collateral of the Class A Notes and remit those repayments to the Issuer. The underlying loans have maturity dates through October 2025. The net proceeds from the sale of Class A Notes and the loan repayments make up the restricted cash balance of $63,796,587 as of December 31, 2024.

In May 2025, the Parent completed the issuance of $62,063,000 Class A mortgage-backed notes (“2025 Class A Notes”) through a newly created entity, Groundfloor Mortgage Trust 2025-1(“Issuer”). The 2025 Class A Notes have a stated maturity date of May 2028 and are secured by the underlying Loans of the Issuer. The interest rate on the 2025 Class A Notes is 7.16625% and payments on the 2025 Class A Notes are made on the 25th of each month beginning in June 2025. The stated final payment date of the Notes will be in May 2028. The Parent holds the responsibility to repay the 2025 Class A Note holders. The Company will collect repayments on loans that are collateral of the 2025 Class A Notes and remit those repayments to the Issuer. The underlying loans have maturity dates through September 2026.

PART III – EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
2.1	Groundfloor Yield LLC Articles of Organization		DOS/A	367-00241	Exhibit 2.1	August 21, 2020
2.2	Groundfloor Yield LLC Limited Liability Company Operating Agreement		DOS/A	367-00241	Exhibit 2.2	August 21, 2020
3.1	Form of Promissory Note (1, 3, 6, 12, 24 Months)		1-A/A	024-12530	Exhibit 3.1	February 24, 2025
3.2	Form of Promissory Note (36 Months)		1-A POS	024-11411	Exhibit 3.2	March 22, 2023
4.1	Form of Promissory Note Purchase Agreement		1-A POS	024-11411	Exhibit 4.1	July 13, 2023
11.1	Form of Consent of Cherry Bekaert LLP	X
12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC		1-A/A	024-12530	Exhibit 12.1	February 24, 2025

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 31, 2026.

GROUNDFLOOR YIELD LLC

By: Groundfloor Finance, Inc., its sole member

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary, and Acting Chief Financial Officer

This report has been signed by the following persons, in the capacities, and on the dates indicated.

Name and Signature	Title	Date

*	President, Chief Executive Officer of Groundfloor Finance Inc.
Brian Dally	(Principal Executive Officer)	March 31, 2026

/s/ Nick Bhargava	Executive Vice President, Secretary, and Acting Chief Financial Officer of Groundfloor Finance Inc.
Nick Bhargava	Principal Financial Officer and Principal Accounting Officer)	March 31, 2026

*
Yair Goldfinger	Director	March 31, 2026

*
Bruce Boehm	Director	March 31, 2026

* By:	/s/ Nick Bhargava
Attorney-in-fact